Exhibit 99.1

CONTACT:	Alexander C. Kinzler
President and Chief Operating Officer

Russell M. Gifford
Executive Vice President and Chief Financial Officer

Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS RESULTS FOR THE QUARTER
AND SIX MONTHS ENDED MARCH 31, 2005 AND DECLARES CASH DIVIDEND

HONOLULU, HAWAII, May 12, 2005 — Barnwell Industries, Inc., (ASE-BRN) today reported net earnings of $910,000 ($0.32 per share - diluted) and $3,350,000 ($1.17 per share – diluted) for the three and six months ended March 31, 2005, as compared to net earnings of $3,740,000 ($1.33 per share – diluted) and $6,650,000 ($2.38 per share – diluted) for the three and six months ended March 31, 2004.

Mr. Morton H. Kinzler, Chairman and Chief Executive Officer of Barnwell, commented, “Net earnings for the quarter and the six months ended March 31, 2005 decreased from the quarter and the six months ended March 31, 2004 as the prior year periods included revenues of $7,030,000 from the closing of a real estate transaction in February 2004 and the prior year’s six month period net earnings included $1,540,000 of non-cash deferred tax benefits due to reductions in Canadian corporate income tax rates.  During the comparable periods this year, no such real estate transaction occurred and there were no deferred tax benefits due to reductions in Canadian corporate income tax rates.

“Oil and natural gas revenues increased $1,509,000 (27%) and $3,937,000 (37%) for the three and six months ended March 31, 2005, respectively, as compared to the same periods in the prior year.  These increases were due to increases in the prices received for natural gas and oil as compared to last year’s second quarter, and as compared to last year’s six months ended March 31.  Also, natural gas production increased 7% and 11% for the three and six months ended March 31, 2005, respectively, as compared to the same periods in the prior year.  Additionally, contract drilling revenues increased $1,542,000 and $3,347,000 for the three and six months ended March 31, 2005, respectively, as compared to the same periods in the prior year.  Primarily as a result of these higher product prices, increased natural gas production, increased contract drilling revenues, and timing differences in receivable collections and payable disbursements, the Company’s cash flow from operations for the six months ended March 31, 2005 increased to $8,801,000 from $718,000 for the six months ended March 31, 2004.  The Company’s cash, cash equivalents and certificates of deposit totaled $7,686,000 at March 31, 2005.

“The Company continued to significantly increase its investments in oil and gas exploration and development investing $8,833,000 during the six months ended March 31, 2005, a $4,218,000, 91%, increase from the $4,615,000 invested during the six months ended March 31, 2004 and a 93% increase from our entire fiscal 2002 annual oil and gas capital expenditures of just three years ago.”

Barnwell Industries also announced today that its Board of Directors has declared a cash dividend of $0.06 per share, payable June 15, 2005, to stockholders of record on June 1, 2005.

The Board of Directors has approved an increase in the number of authorized shares of the Company from 4,000,000 to 20,000,000 shares and will seek stockholder approval of this increase.  The principal reason for the proposed increase in the number of authorized shares is to enable the Company to effectuate a further split of the Company’s common stock if, in the judgment of the Company’s Board of Directors, a further split is appropriate.

In December 2004, Barnwell’s Board of Directors declared a two-for-one stock split in the form of a 100% stock dividend.  The shares were distributed on January 28, 2005 to all shareholders of record as of January 11, 2005.  All share and per share information in this press release have been adjusted to reflect the stock split for all periods presented.

Except for historical information contained herein, the statements made in this release constitute forward-looking statements that involve certain risks and uncertainties.  Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including those risks detailed in the Company’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2004 filed with the Securities and Exchange Commission.

COMPARATIVE OPERATING RESULTS

(Unaudited)

	Three months ended March 31,		Six months ended March 31,
	2005	2004	2005	2004

Revenues	$9,823,000	$13,920,000	$22,230,000	$22,130,000

Net earnings	$910,000	$3,740,000	$3,350,000	$6,650,000

Earnings per share — basic	$0.33	$1.42	$1.24	$2.52

Earnings per share — diluted	$0.32	$1.33	$1.17	$2.38

Weighted average common shares outstanding:
Basic	2,722,798	2,642,734	2,711,971	2,635,840

Diluted	2,875,567	2,813,752	2,860,017	2,788,450